Exhibit 99.1

Contact:

David Baggs, Investor Relations

904-359-4812

Garrick Francis, Corporate Communications
877-835-5279

CSX Corporation Joins Settlement in 16(b) Civil Suit

JACKSONVILLE, Fla., (December 17, 2008) – CSX Corporation (NYSE: CSX) today announced that it has joined in a settlement with all parties to a civil action brought by plaintiff, Deborah Donoghue, a shareholder of CSX, in federal court in New York to recover so-called “short-swing” profits under Section 16(b) of the Securities Exchange Act of 1934 alleged to have been realized by defendants related to The Children’s Investment Fund and 3G Capital Partners LP in connection with their alleged purchases and sales of CSX securities.  CSX is party to the suit in name only, which was brought for the benefit of CSX.

The settlement is subject to approval by the court.  If approved, CSX will receive $10 million from TCI and $1 million from 3G and the defendants will be released from claims of violations of Section 16(b) of the Securities Exchange Act.  The settlement provides that counsel for the plaintiff will seek approval by the court for attorney’s fees and costs of up to $550,000, which will be paid from the proceeds of the settlement payable to CSX.

This announcement is available on the company's website at http://investors.csx.com in the Investors section and on Form 8-K filed with the SEC. Additional information regarding the settlement is contained in the Form 8-K report filed by CSX with the Securities and Exchange Commission (“SEC”).

 CSX Corporation, based in Jacksonville, Fla., is one of the nation's leading transportation companies, providing rail, intermodal and rail-to-truck transload services. The company's transportation network spans approximately 21,000 miles, with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports. More information about CSX Corporation and its subsidiaries is available at the company's web site, www.csx.com.

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